Hydrogen Engine Center Demonstrates Carbon-Free Hydrogen Ammonia (anhydrous) Engine

For Immediate Release - June 4, 2007 - Algona, Iowa - Hydrogen Engine Center, Inc., (HYEG.OB) (HEC) demonstrated its proprietary ammonia/hydrogen-fueled Oxx Power™ engine just prior to the annual shareholders’ meeting in Algona, Iowa on May 30. This is the culmination of over three years’ effort. The test was conducted using one of the company’s Oxx Power™ 4.9 liter, 6 cylinder engines. The engine has been designed to use HEC’s proprietary Oxx Boxx™ engine controller and a dual-fuel injection system. Although the engine is capable of running exclusively on hydrogen, the test was conducted using 95% ammonia and 5% hydrogen used as a combustion catalyst. The increased density of hydrogen associated with the ammonia fuel provides the engine with significantly more power than hydrogen alone. Because ammonia contains no carbon, emissions byproducts include only slightly increased amounts of water vapor and trace amounts of NOX.

HEC's President, Ted Hollinger stated, "We have been awaiting the day when we could add ammonia to the world’s list of potential fuels and today is the day. The performance of the engine is very impressive. This demonstration clearly shows that anhydrous ammonia can be used as a fuel.”

Ammonia is the second most prevalent chemical in the world. It’s widely used as a fertilizer and is used in refrigeration. The use of ammonia as a clean fuel (hydrogen is the other) solves the storage and availability problems associated with hydrogen. The small amount of hydrogen needed can be generated onboard the engine, thus eliminating the need for a second fuel. HEC has trademarked ammonia as “the other hydrogen”. The cleanliness, ease of storage, availability and hydrogen density of ammonia make it an ideal fuel. HEC has filed 5 patents on its ammonia engines.

HEC's Chief Operating Officer, Don Vanderbrook stated, "We will continue our endurance testing, and then we will install an ammonia/hydrogen-fueled engine in the Oxx Power™ hydrogen-fueled genset that is currently powering our dyno room. By doing this we can reduce our hydrogen storage requirements and gather valuable data on the operation of this engine. Solving the hydrogen storage problem by use of ammonia opens up the market for zero emission engines and systems by providing fuel cost competitive and logistically viable alternate energy systems. Ammonia is a fuel that is available today though cost-effective delivery and storage systems that have been proven over time.”

Hydrogen Engine Center, Inc. (HEC) designs, manufactures and distributes alternative-fueled internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, off-road vehicular, business and home applications. All HEC engines and power generation equipment are capable of running on a multitude of fuels, including but not limited to, hydrogen, gasoline, propane, natural gas and ethanol. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Principal offices are located at 2502 E Poplar St., Algona, Iowa 50511. Visit www.hydrogenenginecenter.com or in the US dial 515-295-3178 for more information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, the availability of capital and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

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Elizabeth Vendely (elizabeth@vendely.com)
Vendely Communications, Inc.
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